Exhibit 99.1

Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Initiates Comprehensive Investor Relations Campaign

Princeton, NJ, March 10, 2015 —Dataram Corporation [NASDAQ: DRAM] announced today that it has committed the time and resources to ensure that it is actively communicating its story to the Wall Street and investor communities.

The campaign began in early March, with a comprehensive “non-deal” road show targeting both institutional and retail investors. Through this campaign, Dataram intends to articulate its strategy, growth plans and progress against objectives. The Company will expand investor engagement efforts to other communications venues as appropriate. Events are planned in the coming months.

Dataram will continue its efforts to streamline its business, become more economically efficient and demonstrate leadership, as well as to educate, inform and answer investor questions.

“One of the most important objectives at Dataram is to clearly demonstrate shareholder value. Based on our actions to date and our renewed corporate focus, we believe Dataram is an undervalued company,” said David A. Moylan, Chairman and CEO. “Given this view, and our goal to increase our visibility, we look forward to connecting directly with our current and potential investors to talk about the bright future we see for Dataram and the groundwork we are laying to achieve those goals.”

About Dataram Corporation

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram’s memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Dataram supplies 70 of the Fortune 100 companies, and governmental agencies including the Department of Defense. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Japan. For more information about Dataram, visit www.dataram.com.

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All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.